Exhibit 99.1

COMPANY CONTACT:

Peter Ingram, CFO

Hawaiian Airlines

Phone:  808.835.3030

peter.ingram@hawaiianair.com

INVESTOR RELATIONS CONTACT:

Susan Donofrio, Sr. Director

Phone:  908.719.3206

susan.donofrio@hawaiianair.com

MEDIA CONTACT:

Keoni Wagner, VP

Hawaiian Airlines

Phone:  808.838.6778

keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports 2010 Fourth Quarter and Year-End Financial Results

Fourth Quarter Highlights

•                  Operating revenue increased 16% to $343.8 million

•                  Operating income increased 39% to $22.4 million

•                  GAAP net income of $70.6 million, or $1.36 per diluted share

•                  Adjusted net income of $11.3 million, or $0.21 per diluted share, reflecting economic fuel expense and removing the effect of beneficial non-recurring tax items

•                  Unrestricted cash and cash equivalents of $285 million at December 31, 2010

2010 Full Year Highlights

•                  Net income of $110.3 million, or $2.10 per diluted share

•                  Adjusted net income of $45.4 million, or $0.87 per diluted share, reflecting economic fuel expense and removing the effect of beneficial non-recurring tax items

•                  Operating income of $91.3 million

•                  Hawaiian was rated the nation’s #1 carrier for service quality and performance for 2009 in the 20th annual Airline Quality Rating study

•                  Hawaiian ranked #1 for on-time performance as reported by the U.S. Department of Transportation Air Travel Consumer Report for every month reported in 2010 (January-November)

•                  Hawaiian took delivery and placed into revenue service three Airbus A330-200 aircraft

•                  Hawaiian expanded international services with a new route from Hawaii to Japan’s Haneda (Tokyo) International Airport that began in November 2010

HONOLULU — February 1, 2011 — Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended December 31, 2010 of $70.6 million, or $1.36 per diluted share, on total operating revenue of $343.8 million.  This result compares with net income of $35.0 million, or $0.66 per diluted share, on total operating revenue of $297.0 million for the three months ended December 31, 2009.  These results include beneficial tax adjustments that are non-recurring in nature, without which adjusted net income reflecting economic fuel expense for the three months ended December 31, 2010 is $11.3 million, or $0.21 per diluted share.  This compares to $10.5 million, or $0.20 per diluted share, in the prior year period.

For the full year 2010, the Company reported consolidated net income of $110.3 million, or $2.10 per diluted share, on total operating revenue of $1.310 billion, which includes beneficial, non-recurring tax adjustments of approximately $62.5 million.  This result compares with net income of $116.7 million, or $2.22 per diluted share, on total operating revenue of $1.183 billion for the full year 2009, which includes beneficial, non-recurring tax adjustments of approximately $40.0 million.  Excluding the effects of the beneficial, non-recurring tax adjustments, and reflecting economic fuel expense, 2010 non-GAAP net income was $45.4 million, or $0.87 per diluted share, as compared to $64.8 million, or $1.23 per diluted share, in 2009.  Table 2 sets forth a reconciliation of net income and diluted earnings per share on a GAAP basis and non-GAAP net income and diluted earnings per share excluding these tax benefits and reflecting economic fuel expense.  The Company believes the presentation of economic fuel expense most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period, and removal of the effects of the beneficial, non-recurring tax adjustments provides useful information.

“These fourth quarter results round out another good year for Hawaiian Airlines.  In 2010, our strong financial performance enabled us to start service on two new international routes, take delivery of the first three of 16 new Airbus widebody aircraft and replace our expiring credit facilities on favorable terms.  At the start of 2011 we are well positioned to continue to grow into the rapidly developing travel market in Asia.  Closer to home, our fine team of employees continues to do an outstanding job of providing safe, efficient and the very best service on the routes we fly between the US mainland and Hawaii and in the Hawaii interisland market,” commented Mark Dunkerley, the Company’s president and chief executive officer.

Fourth Quarter Financial Results

The Company reported operating income of $22.4 million in the fourth quarter of 2010, compared with $16.1 million in the prior year period.

Fourth quarter 2010 operating revenue was $343.8 million, a 15.7% increase compared with the fourth quarter of 2009.  Capacity for the quarter increased 11.7% year over year to 2.7 billion available seat miles (ASMs), resulting in operating revenue per ASM (RASM) of 12.92 cents, up 3.6% from the fourth quarter a year ago.  Fourth quarter passenger load factor increased 1.2 percentage points to 85.6% compared to the same period a year ago, while passenger yield (passenger revenue per revenue passenger mile) increased 3.2% to 13.37 cents and passenger revenue per ASM (PRASM) increased 4.7% to 11.46 cents.  Selected Statistical Data is included in Table 3 below.

Total operating expenses for the fourth quarter of 2010 increased 14.4% year over year to $321.4 million, resulting in an operating cost per available seat mile (CASM) of 12.08 cents, up 2.5% versus the same period a year ago.  Excluding fuel, fourth quarter CASM decreased to 8.71 cents, down 1.4% compared to the same period a year ago.  A reconciliation of GAAP and non-GAAP financial measures is included in Table 6.

Aircraft fuel costs in the fourth quarter increased 27.0% year over year to $89.7 million and represented 27.9% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel increased 17.3% year over year to $2.44 (including taxes and delivery).  The financial impact of hedging activities is included in nonoperating income/expenses, and as such is not reflected in fuel expense.  Nonoperating income in the fourth quarter reflects $4.0 million in net gains from Hawaiian’s fuel hedging activity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the three months ended December 31, 2010, economic fuel expense was $89.7 million ($2.45 per gallon), compared with $69.7 million ($2.05 per gallon) in the prior year period.  An analysis of economic fuel expense for the three months ended December 31, 2010 and 2009 is included in Table 4.

Aircraft rent for the fourth quarter of 2010 increased 30.5% year over year to $31.7 million, primarily due to the introduction into service of three Airbus A330-200 in 2010.

Maintenance materials and repair costs for the fourth quarter decreased 16.5% year over year to $28.4 million.  Contributing to the decrease was a reduced level of engine overhaul expense for Hawaiian’s Boeing 767 fleet.

Fourth quarter 2010 nonoperating income totaled $1.1 million, compared with nonoperating expense of $2.8 million in the fourth quarter of 2009.  During the fourth quarter of 2010, the Company recognized a nonoperating gain totaling $4.0 million related to fuel hedging activities compared with $0.5 million during the prior year period.  The fourth quarter 2010 fuel hedging gain reflects $0.1 million of realized losses on derivative contracts settling in the quarter, the reversal of $0.5 million of previously recorded losses on these same contracts, and $3.6 million in unrealized gains related to fuel derivative contracts settling in future periods.

2010 Full Year Financial Results

For the full year 2010, the Company reported operating income of $91.3 million compared with $107.5 million for the full year 2009.

Full year 2010 operating revenue was $1.310 billion, a 10.7% increase compared with full year 2009.  Capacity for the year increased 4.5% year over year to 10.2 billion ASMs, resulting in RASM of 12.91 cents, up 6.0% from 12.18 cents in 2009.  Load factor increased to 85.5% from 83.9% in 2009.  Passenger yield increased 4.4% to 13.33 cents from 12.77 cents in 2009.  Selected Statistical Data is included in Table 3 below.

Total operating expenses for 2010 increased 13.3% year over year to $1.219 billion.  CASM was 12.01 cents, up 8.5% versus 2009.  Excluding fuel, full year 2010 CASM increased 3.2% to 8.83 cents compared with 8.56 cents in 2009.  A reconciliation of GAAP and non-GAAP financial measures is included in Table 6.

For the full year of 2010, nonoperating expense totaled $9.3 million, compared with $10.3 million in full year 2009. The decrease in nonoperating expense from 2009 to 2010 is primarily due to the release of uncertain tax positions and its related interest expense of $2.5 million recorded as an offset to interest expense as well as $2.7 million of interest that the Company began capitalizing as part of its A330-200 aircraft fleet in 2010.  During 2010, the Company also recognized nonoperating income totaling $0.6 million related to fuel hedging activities compared to nonoperating income of $2.3 million related to fuel hedging activities during 2009.  In full year 2010, fuel hedging expenses included $3.2 million of realized losses on derivative contracts settling in the year, the reversal of $0.2 million of previously recorded gains on these same contracts, and $4.0 million in unrealized gains related to fuel derivative contracts settling in future periods.  An analysis of economic fuel expense for the years ended December 31, 2010 and 2009 is included in Table 4.

Liquidity, Capital Resources and Fuel Hedging

•                  As of December 31, 2010, the Company had:

•                  Unrestricted cash and cash equivalents of $285.0 million, and $5.2 million in restricted cash.

•                  $55 million outstanding under a revolving credit facility, $89 million outstanding under floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006, and additional notes payable of $3 million.

•                  $42 million of capital lease obligations primarily associated with four Boeing 717-200 aircraft.

•                  A summary of the Company’s fuel derivatives contracts as of January 26, 2011 is included as Table 5.

Fourth Quarter Highlights

•                  In December, Hawaiian successfully renegotiated its lending agreements to address upcoming term loan maturities, provide for an expanded revolving line of credit, and place the airline in a strong position for future growth.

•                  In October and November, Hawaiian ranked #1 for on-time performance and #1 and #3, respectively, for fewest flight cancellations, as reported by the U.S. Department of Transportation Air Travel Consumer Report.  In November, Hawaiian also recorded the industry’s best score for fewest consumer complaints with only one reported complaint compared to nearly 677,000 passengers served that month.

•                  In December, Hawaiian and All Nippon Airways commenced a cargo code-sharing service between Tokyo and Honolulu.

•                  In November, Hawaiian took delivery of its third 294 passenger Airbus A330-200, and increased its firm commitment for additional A330s from 10 to 16, with the additional six aircraft to be delivered between 2012 and 2015.  Hawaiian also acquired additional purchase rights in the transaction, leaving the company with four purchase rights remaining.

•                  In November, Hawaiian reached a new milestone, expanding its gateway into Asia by launching daily nonstop service between Honolulu and Japan’s Haneda (Tokyo) International Airport.

•                  Hawaiian launched service to South Korea in January 2011.

Third Quarter Highlights

•                  Hawaiian led the U.S. airline industry in service quality during the quarter, ranking #1 nationally for on-time performance, fewest cancellations and baggage handling in July and August, as reported by the U.S. Department of Transportation Air Travel Consumer Report.  Hawaiian continued its #1 streak for on-time performance and fewest cancellations in September.

•                  In August, Hawaiian accelerated the delivery date of one of its Airbus A330-200 aircraft two years to October 2011.

•                  In August, Hawaiian launched new Japanese and Korean language websites offering full booking capabilities in support of its new services to Tokyo and Incheon.

•                  Hawaiian was rated highest among domestic airlines that serve Hawaii and ranked fifth overall among the nation’s airlines according to Travel + Leisure magazine’s annual World’s Best Awards reader survey published in the August 2010 issue.

•                  In August, Hawaiian announced that for the 11th consecutive season, it would be the exclusive provider of chartered air transportation for the Oakland Raiders, and that it would once again be the official charter airline for the Seattle Seahawks.

•                  In August, Hawaiian entered into an exclusive marketing agreement with the producers of Hawaii Five-0, which features a Hawaiian aircraft in the opening credits of every episode.

•                  In September, Hawaiian and Delta Air Lines announced the signing of a new codesharing agreement that will offer Delta’s customer access to connecting flights within the Hawaiian Islands for the first time.

•                  Under a stock repurchase program, Hawaiian purchased $10 million of its outstanding common stock through open market, established plans or privately negotiated transactions.

Second Quarter Highlights

•                  In April and May, Hawaiian ranked #1 for on-time performance and fewest flight cancellations and #2 for baggage handling, as reported by the U.S. Department of Transportation Air Travel Consumer Report.  In June, Hawaiian ranked #1 for on-time performance and #2 for fewest flight cancellations and baggage handling.

•                  During the second quarter, Hawaiian took delivery of its first two new 294-seat Airbus A330-200s — the first of up to 27 newer generation Airbus aircraft that could be integrated into the fleet over the next decade.  These new aircraft carry over 10% more passengers and over 20% more cargo than Hawaiian’s existing widebody aircraft, while reducing fuel consumption per available seat mile.

•                  In May, Hawaiian and its Chief Executive Officer, Mark Dunkerley, agreed to a new three-year contract extension.

•                  In June, Hawaiian announced the expansion of its code sharing agreement with Korean Air.

First Quarter Highlights

•                  Hawaiian was rated highest in the nation for service quality and performance in 2009, as reported in the 20th annual Airline Quality Rating (AQR) study.  Hawaiian was also the top-ranked airline in the study for 2006 and 2008, having not been included in the report for 2007.

•                  Hawaiian extended its streak as the nation’s #1 carrier for on-time performance and fewest flight cancellations for a sixth consecutive year in 2009, as reported in February by the U.S. Department of Transportation’s Air Travel Consumer Report.  Hawaiian also finished 2009 as the nation’s second-ranked carrier for baggage handling.

•                  In January, Hawaiian again ranked #1 for on-time performance, fewest flight cancellations and best baggage handling, and in February and March, ranked #1 for on-time performance and fewest flight cancellations and #2 for baggage handling.

•                  In March, Hawaiian Airlines and the International Association of Machinists and Aerospace Workers reached a new four-year contract which was ratified in April providing increased compensation for Hawaiian’s mechanics as well as operational improvements for the Company.  Hawaiian’s mechanics union was the last of the Company’s labor groups to reach a new agreement.

•                  Hawaiian’s pilots and clerical employees ratified new agreements in January.

•                  In March, Hawaiian announced that it was accelerating its plan to expand service in Asia and other markets with the purchase of an additional Airbus A330-200 which is scheduled for delivery in the second quarter of 2011.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin today (February 1, 2011) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live webcast, the call will be archived for 90 days on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian is the nation’s highest-ranked carrier for service quality and performance in 2009 in the 20th annual Airline Quality Rating study, having earned that distinction in three of the past four years. Hawaiian has also led all U.S. carriers in on-time performance for each of the past six years (2004-2009) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline offering flights to Hawaii.

Now in its 82nd year of continuous service for Hawaii, Hawaiian is the state’s largest and longest-serving airline, as well as the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to South Korea, Japan, the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides approximately 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.

Table 1.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except for per share data) (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

Operating Revenue:
Passenger	$303,825	$260,127	$1,154,972	$1,040,111
Other	39,974	36,915	155,121	143,195
Total	343,799	297,042	1,310,093	1,183,306

Operating Expenses:
Aircraft fuel, including taxes and oil	89,673	70,622	322,999	243,909
Wages and benefits	77,740	69,987	297,567	272,623
Aircraft rent	31,655	24,254	112,721	102,091
Maintenance materials and repairs	28,405	33,998	123,975	128,089
Aircraft and passenger servicing	17,470	14,787	62,160	59,357
Commissions and other selling	18,267	16,464	78,197	65,295
Depreciation and amortization	14,876	13,463	57,712	52,648
Other rentals and landing fees	16,141	12,970	57,833	51,297
Other	27,148	24,388	105,651	100,513
Total	321,375	280,933	1,218,815	1,075,822

Operating Income	22,424	16,109	91,278	107,484

Nonoperating Income (Expense):
Interest and amortization of debt discounts and issuance costs	(4,926)	(5,493)	(16,835)	(20,653)
Interest income	497	1,889	3,634	5,555
Capitalized interest	1,357	—	2,665	—
Gains on fuel derivatives	4,002	479	641	2,292
Gains on investments	—	—	1,168	2,226
Other, net	195	306	(562)	292
Total	1,125	(2,819)	(9,289)	(10,288)

Net Income Before Income Taxes	23,549	13,290	81,989	97,196

Income tax benefit	(47,030)	(21,733)	(28,266)	(19,524)

Net Income	$70,579	$35,023	$110,255	$116,720

Net Income Per Common Stock Share:
Basic	$1.41	$0.68	$2.15	$2.26
Diluted	$1.36	$0.66	$2.10	$2.22

Weighted Average Number of Common Stock Shares Outstanding:
Basic	50,220	51,540	51,232	51,656
Diluted	51,940	53,131	52,482	52,504

Table 2.

Hawaiian Holdings, Inc.

Pro-forma Net Income and Diluted Earnings Per Share Excluding Non-Recurring Tax Benefits and Reflecting Economic Fuel Expense

(in thousands, except for per share data)

	Three months ended December 31,				Twelve months ended December 31, 2009
	2010		2009		2010		2009
	Net income	Diluted earnings per share	Net income	Diluted earnings per share	Net income	Diluted earnings per share	Net income	Diluted earnings per share
	(in thousands, except for per share data)

As reported - GAAP	$70,579	$1.36	$35,023	$0.66	$110,255	$2.10	$116,720	$2.22
Less: mark-to-fair value (gains) losses on undesignated fuel contracts	(2,430)	(0.05)	436	0.01	(2,304)	(0.04)	(11,872)	(0.23)
Less: Non-recurring tax benefits	(56,881)	(1.10)	(25,000)	(0.47)	(62,546)	(1.19)	(40,000)	(0.76)

Excluding non-recurring tax benefit and reflecting economic fuel	$11,268	$0.21	$10,459	$0.20	$45,405	$0.87	$64,848	$1.23

Table 3.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended						Twelve Months Ended
	December 31,						December 31,
	2010		2009		Change		2010		2009		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	2,271.7		2,007.7		13.1%		8,665.9		8,146.7		6.4%
Available seat miles (ASM) (a)	2,651.3		2,376.0		11.6%		10,134.6		9,708.9		4.4%
Passenger revenue per RPM (Yield)	13.37	¢	12.96	¢	3.2%		13.33	¢	12.77	¢	4.4%
Passenger load factor (RPM/ASM)	85.7%		84.5%		1.2	pt.	85.5%		83.9%		1.6	pt.
Passenger revenue per ASM (PRASM)	11.46	¢	10.95	¢	4.7%		11.40	¢	10.71	¢	6.4%

Total Operations:
Revenue passenger miles (RPM) (a)	2,276.8		2,011.2		13.2%		8,675.4		8,151.7		6.4%
Available seat miles (ASM) (a)	2,660.4		2,382.1		11.7%		10,150.7		9,717.1		4.5%
Passenger load factor (RPM/ASM)	85.6%		84.4%		1.2	pt.	85.5%		83.9%		1.6	pt.
Operating Revenue per ASM (RASM)	12.92	¢	12.47	¢	3.6%		12.91	¢	12.18	¢	6.0%
Operating Cost per ASM (CASM)	12.08	¢	11.79	¢	2.5%		12.01	¢	11.07	¢	8.5%
CASM - excluding aircraft fuel	8.71	¢	8.83	¢	(1.4)%		8.83	¢	8.56	¢	3.2%
Gallons of jet fuel consumed (a)	36.7		34.0		7.9%		141.0		137.6		2.5%
Average cost per gallon of jet fuel (actual) (b)	$2.44		$2.08		17.3%		$2.29		$1.77		29.4%

(a) In millions.

(b) Includes applicable taxes and fees.

Table 4.

Hawaiian Holdings, Inc.

Economic Fuel Expense

(in thousands, except per-gallon amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2010	2009	Change	2010	2009	Change

Raw fuel expense	$89,673	$70,622	27.0%	$322,999	$243,909	32.4%
Realized (gains) losses on settlement of fuel derivative contracts	48	(915)	(105.2)%	3,199	9,580	(66.6)%
Economic fuel expense	$89,721	$69,707	28.7%	$326,198	$253,489	28.7%
Fuel gallons consumed	36,673	34,032	7.8%	140,995	137,589	2.5%
Economic fuel cost per gallon	$2.45	$2.05	19.5%	$2.31	$1.84	25.5%

Table 5.

Hawaiian Holdings, Inc.

Fuel Derivative Contract Summary

As of January 26, 2011

	Weighted Average Contract Strike Price per Barrel		Percentage of Projected Fuel Requirements Hedged	Fuel Barrels Hedged

First Quarter 2011
Crude Oil
Call Options	$87.64		33%	286,000
Collars	Cap	Floor
	$93.31	$73.08	26%	225,000
Total			59%	511,000

Second Quarter 2011
Crude Oil
Call Options	$90.94		26%	246,000
Collars	Cap	Floor
	$92.10	$72.76	18%	167,000
Total			44%	413,000

Third Quarter 2011
Crude Oil
Call Options	$93.38		27%	249,000
Collars	Cap	Floor
	$92.33	$72.65	5%	46,000
Total			31%	295,000

Fourth Quarter 2011
Crude Oil
Call Options	$97.14		16%	153,000
Collars	Cap	Floor

Total			16%	153,000

First Quarter 2012
Crude Oil
Call Options	$101.40		6%	19,000
Collars	Cap	Floor

Total			6%	19,000

Table 6.

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2010		2009		2010		2009

GAAP operating expenses	$321.4		$280.9		$1,218.8		$1,075.8
Aircraft fuel, including taxes and oil	89.7		70.6		323.0		243.9
Adjusted operating expenses	$231.7		$210.3		$895.8		$831.9

Available Seat Miles (a)	2,660.4		2,382.1		10,150.7		9,717.1

CASM - GAAP	12.08	¢	11.79	¢	12.01	¢	11.07	¢
Less: aircraft fuel	3.37		2.96		3.18		2.51
CASM - excluding aircraft fuel	8.71	¢	8.83	¢	8.83	¢	8.56	¢

(a) Represents total operations